Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Entergy New Orleans, Inc. on Form S-4 of our reports dated March 9, 2004, appearing in the Annual Report on Form 10-K of Entergy New Orleans, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

New Orleans, Louisiana

March 12, 2004